Exhibit 99.1
STONE ENERGY CORPORATION
Announces the Appointment of a new Director
LAFAYETTE, LA. March 17, 2008
     Stone Energy Corporation (NYSE: SGY) today announced that Mr. Donald E. Powell has accepted an appointment by the Board of Directors as a Class I director. As a Class I director, Mr. Powell’s term will expire on the date of the Annual Meeting of Shareholders in 2009.
     Mr. Powell most recently served as the Federal Coordinator of Gulf Coast Rebuilding from November 2005 until March 2008. Mr. Powell was the 18th Chairman of the Federal Deposit Insurance Corporation, where he served from August 2001 until November 2005. Mr. Powell previously served as President and Chief Executive Officer of the First National Bank of Amarillo, where he started his banking career in 1971.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.